Exhibit 99.1

                         CONTACT: ANTHONY C. WEAGLEY, VICE PRESIDENT & TREASURER

/ CORRECTION - CENTER BANCORP, INC. REPORTS 22.7% INCREASE IN FOURTH QUARTER 2004 EARNINGS

UNION, NJ -- (MARKET WIRE) -- 01/27/2005 -- In the news release, "Center Bancorp, Inc. Reports 22.7% Increase in Fourth Quarter 2004 Earnings," issued earlier today by Center Bancorp, Inc., we are advised by the company that there are several changes to the release.

In the seventh paragraph, the second sentence should read "Total average loan volumes for the fourth quarter of 2004 increased to $380.3 million, an increase of $49.3 million (up 14.9% from $331.0 million for the comparable prior year quarter)," rather than "Total average loan volumes for the fourth quarter of 2004 increased to $376.6 million, an increase of $45.6 million (up 13.8% from $331.0 million for the comparable prior year quarter)" and the third sentence should read "...$9.7 million from $370.6 million on average or an increase of 2.62% as compared to the third quarter of 2004," rather than "...$6.0 million from $370.6 million on average or an increase of 1.62% as compared to the third quarter of 2004" as originally issued.

In the ninth paragraph, the third sentence should read "...decreased 4 basis points to 3.10% from 3.14% for the fourth quarter in 2003," rather than "...decreased 3 basis points to 3.11% from 3.14% for the fourth quarter in 2003," as originally issued.

In the table with the heading "AVERAGE STATEMENTS OF CONDITION WITH INTEREST AND AVERAGE RATES" for the Three Month Period Ended December 31, in the first column, "Average Balances" for 2004, the "Loans, net of unearned income (2)" should be "380,287" rather than "376,575"; "Total interest-earning assets" should be "928,911" rather than "925,199"; "BOLI" should be "17,735" rather than "14,509"; "Other assets" should be "29,526" rather than "35,569"; "Allowance for possible loan losses" should be "(3,724)" rather than "(2,829)"; "Total non-interest earning assets" should be "65,117" rather than "68,829"; and, in the third column, "Average Yield/Rate" for 2004, the " Loans, net of unearned income (2)" should be "5.22%" rather than "5.27%"; "Total interest-earning assets" should be "4.83%" rather than"4.84%"; "Net Interest Spread" should be "2.79%" rather than "2.80%"; "Net interest income as percent of earning-assets (net interest margin)" should be "3.10%" rather than "3.11%"; as originally issued.

In addition, the company has added a paragraph to the end of the body of the release as an addendum to the existing forward-looking statements.

CENTER BANCORP, INC. REPORTS 22.7% INCREASE IN FOURTH QUARTER 2004 EARNINGS

Union, NJ, January 27, 2005 UNION, N.J., January 27, 2005 -- Center Bancorp, Inc. (CNBC), parent company to Union Center National Bank, today reported earnings results for the fourth quarter and year ended December 31, 2004.

Net income for the fourth quarter of 2004 amounted to $2,099,000 or $.21 per fully diluted common share, an increase of $388,000 or 22.68% over the $1,711,000 or $.19 per fully diluted common share earned for the comparable quarter of the previous year. Net income for the twelve-months ended December 31, 2004 amounted to $7,622,000 or $.82 per fully diluted common share, an increase of $1,203,000 or 18.74% over the $6,419,000 or $.71 per fully diluted common share earned for the comparable twelve-month period ended December 31, 2003. All common stock per share amounts have been restated to reflect all previously declared and paid common stock splits and common stock dividends.

Commenting on Center Bancorp's financial results for the fourth quarter 2004, John J. Davis, President and Chief Executive Officer, said "We are pleased with Center's results achieved in the fourth quarter and for the full year in 2004, particularly given the challenges resulting from the economic and competitive environment that we have faced. We believe we have made significant progress in maintaining positive trends throughout 2004. Growth trends for the Corporation continued in the fourth quarter of 2004, with the loan portfolio reflecting healthy increases while strong credit quality was maintained. Most encouraging are the key credit quality trends, which have been maintained during a period of strong credit growth and national economic instability."

Mr. Davis further indicated, "We believe these positive performance trends, together with increased interest income and a stable margin, which has been on the rise since the end of the fourth quarter of 2004, should have a continued visible impact on net income in 2005." Other areas cited which contributed to fourth quarter results included increased non interest income, exclusive of securities gains, and a lower effective tax rate.

Looking ahead to 2005, Mr. Davis noted, that "notwithstanding the impact of future economic and political conditions, our present estimate of earnings performance is attainable." He further noted that "the acquisition of Red Oak Bank would serve to create synergies and operational efficiencies that will further enhance performance in 2005. As previously noted we expect to complete the transaction in the first half of 2005 and that the acquisition would be accretive to earnings in the latter part of 2005. Further, we anticipate that the merger will serve to allow Center Bancorp to benefit from Red Oak's past net operating loss carry forward, enabling us to deliver increased value to our shareholders. We additionally expect to continue to expand our commercial lending business as we continue to see growing opportunities for commercial lending and to hire seasoned lenders in our marketplace to support that business opportunity."

Total interest income on a fully taxable-equivalent basis for the fourth quarter of 2004 increased by $1,483,000 or 15.25% to $11.2 million, from the comparable 2003 quarterly period, while total interest expense increased by $844,000 or 26.6%. For the full year total interest income on a fully taxable-equivalent basis increased $4.66 million or 12.47%, while total interest expense increased by $1.2 million as compared to 2003.

The Corporation continues to experience good levels of loan demand. Total average loan volumes for the fourth quarter of 2004 increased to $380.3 million, an increase of $49.3 million (up 14.9% from $331.0 million for the comparable prior year quarter). On a linked sequential quarter comparison, total average loans increased by $9.7 million from $370.6 million on average or an increase of 2.62% as compared to the third quarter of 2004.

While asset quality remains strong, during the fourth quarter of 2004 the Corporation made a provision of $137,000 to the allowance for loan and lease losses, to maintain adequate loan loss reserves in relationship with loan portfolio growth. At December 31, 2004, the total allowance for loan and lease losses amounted to $3.8 million or 1.0% of total loans. During the fourth quarter and year ended December 31, 2004, we had a net recovery to the allowance of $1,000 and $28,000, respectively.

Net interest margins for the fourth quarter were in line with expectations, and remained stable despite the recent actions by the Federal Reserve Board raising rates 75 basis points in the latter part of the year; 25 basis points each on September 21st, November 10th, and December 14th. Ongoing efforts to improve the yield on earning-assets and to control the cost of funds have helped to sustain the current margin. For the three months ended December 31, 2004, the net interest margin (net interest income as a percentage of earning assets), decreased 4 basis points to 3.10% from 3.14% for the fourth quarter in 2003; and decreased 12 basis points from 3.23% in comparison to the third quarter of 2004. For the full twelve months ended December 31, 2004 the net interest margin increased 15 basis points to 3.19% as compared to 3.04% for the comparable 12 months in 2003.

Management believes that the margin can be maintained at or near the current levels into 2005 and that continuing growth in the loan portfolio can be expected in 2005, which should help to support margins as rates continue to rise.

Other non-interest income, exclusive of gains on securities sold (which decreased $55,000 during the quarter), increased $159,000 or 22.9% for the fourth quarter compared with the comparable quarter in 2003. The change from the comparable period in 2003 was driven primarily by increased loan and letter of credit fees and increased levels of core service charges, commissions and fees derived from the check safe program launched during the fourth quarter of 2003. Other non-interest income increased $104,000 or 14.03% for the fourth quarter compared with the comparable quarter in 2003.

Total non-interest expense in the fourth quarter of 2004 was $4.8 million, up 5.49% from the fourth quarter of 2003. Personnel-related expenses, the Corporation's largest non-interest operating expense component, decreased 16.0% from a year ago, as a result of a credit of $478,000 to benefits expense representing a reduction in the corporation's obligation related to certain long-term benefit plans. Excluding the above, expenses increased $64,000 or 2.47% from the comparable quarterly period in 2003. The increase was related to increased staffing levels, merit and promotional pay increases and moderating employee related expenses offset in certain cases by expense reductions, such as employee health insurance costs. Full time equivalent staffing levels were 192 for the quarter compared to 191 in the fourth quarter of 2003. The increase of 4.56% in occupancy and premises and equipment in the fourth quarter of 2004 compared to the comparable quarter in 2003 was attributable primarily to the new operations center, which commenced operations in October 2004. The 75.7% increase in other expense in the fourth quarter was primarily attributable to the increased accounting, legal, and consulting fees related to the implementation of section 404 of Sarbanes Oxley. Additionally the expense increase for the quarter was increased computer, telephone, appraisal, and correspondent fees in 2004.

The effective tax rate continues to be less than the statutory rates substantially as a result of tax free income generated from the Corporation's municipal and other tax advantaged securities.

Total assets at December 31, 2004, reached $1.0 billion, an increase of $87.3 million or 9.47% from assets of $921.8 million at December 31, 2003. Average deposits increased $61.0 million or 10.06% for the three months ended December 31, 2004 as compared to the comparable period in 2003. The growth in average deposits was reflected in core interest bearing and non-interest demand accounts, and time deposits.

At December 31, 2004, the total Tier 1 capital leverage ratio was 8.22%, the total Tier 1 Risk Based Capital ratio was 14.03% and the Total Risk Based Capital ratio was 14.88%. Total Tier 1 capital increased to approximately $81.1 million at December 31, 2004 from $66.3 million at December 31, 2003. The increase in Tier 1 capital reflects the issuance of 888,888 common shares to a limited number of accredited investors in a private placement of the Corporation's shares on September 29, 2004. These shares were issued at a purchase price of $11.25 per share. Net proceeds to the Corporation were approximately $9.4 million, after commissions and expenses. The growth in Tier 1 capital also reflects the impact of the issuance of Trust Preferred

Securities in 2003. At December 31, 2004, book value per common share was $6.96 as compared with $6.06 a year ago. At December 31, 2004, tangible book value per common share was at $6.75 as compared to $5.82 a year ago. Annualized return on average stockholders' equity for the three months ended December 31, 2004 was 12.36% compared to 13.28% for the comparable period in 2003. For the full twelve months in 2004 the return on average stockholder's equity amounted to 13.17% compared to 12.35% for full twelve months in 2003.

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates thirteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (2 locations), Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. The Bank also received recent approvals to install and operate two additional off-premise ATM locations in the Chatham and Madison New Jersey Transit Stations.

Union Center National Bank is the largest commercial Bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

The acquisition of Red Oak Bank will add to Union Center National Bank's branch network another location in Morristown and potentially another branch location that Red Oak is currently developing in Mountain Lakes/Boonton and an on premise ATM location at the Giralada farms office campus in Madison.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank visit our web site at "http://www.centerbancorp.com" ~http://www.centerbancorp.com.

All non-historical statements in this press release (including statements regarding future net interest margin, anticipated growth in the loan portfolio and overall performance) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Center Bancorp plans to file a Registration Statement on SEC Form S-4 in connection with the merger and the parties expect to mail a Proxy Statement/Prospectus to shareholders containing information about the merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY ARE AVAILABLE. THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS WILL CONTAIN IMPORTANT INFORMATION ABOUT CENTER BANCORP, RED OAK, THE MERGER AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http//www.sec.gov. In addition to the Registration Statement and the Proxy Statement/Prospectus, Center Bancorp files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information filed by Center Bancorp at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. Center Bancorp's filings with the Commission also are available to the public from commercial document-retrieval services and at the web site maintained by the Commission at http//www.sec.gov. Red Oak, its directors, executive officers and certain members of management and employees may be soliciting proxies from Red Oak's stockholders in favor of the adoption of the merger agreement. A description of any interests that Red Oak's directors and executive officers have in the merger will be available in the Proxy Statement/Prospectus. This press release does not constitute an offer of any securities for sale.

CONSOLIDATED STATEMENTS OF CONDITION
                                                    DECEMBER 31        DECEMBER 31
-----------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                 2004                 2003
-----------------------------------------------------------------------------------
                                                   (UNAUDITED)
ASSETS

Cash and due from banks                            $     12,033       $     16,509
                                                   ------------       ------------
Investment securities held to maturity
    (approximate market value of $127,898
    in 2004, $159,989 in Dec. 2003 )                    124,162            155,149
Investment securities available-for-sale                454,099            364,085
                                                   ------------       ------------

    Total investment securities                         578,261            519,234
Loans, net of unearned income                           377,304            349,525
Less-Allowance for loan losses                            3,781              3,002
                                                   ------------       ------------
    Net loans                                           373,523            346,523
Premises and equipment, net                              17,622             15,610
Accrued interest receivable                               4,533              4,485
Bank owned separate account life insurance               17,848             14,614
Other assets                                              3,679              3,223
Goodwill                                                  2,091              2,091
                                                   ------------       ------------
    Total assets                                   $  1,009,590       $    922,289
                                                   ============       ============

LIABILITIES

  Deposits:
  Non-interest bearing                             $    127,226       $    120,526
  Interest bearing:
    Certificates of deposit $100,000 and over           163,810             58,245
    Savings and time deposits                           411,236            454,150
                                                   ------------       ------------
 Total deposits                                         702,272            632,921
Federal funds purchased and securities
    sold under agreements to repurchase                 101,357             99,724
Federal Home Loan Bank advances                         115,000            115,000
Subordinated debentures                                  15,465             15,465
Accounts payable and accrued liabilities                  6,474              4,999
                                                   ------------       ------------
Total liabilities                                       940,568            868,109
                                                   ------------       ------------

STOCKHOLDERS' EQUITY

PREFERRED STOCK, NO PAR VALUE, Authorized
    5,000,000 shares; None Issued                             0                  0

COMMON STOCK, NO PAR VALUE:
Authorized 20,000,000 shares; issued
    10,928,996 in 2004,  and 10,003,580
    shares in 2003                                       30,441             19,405
Additional paid in capital                                4,477              4,677
Retained earnings                                        36,973             33,268
Treasury stock at cost (1,006,640 and
    1,059,138 in 2004 and 2003 respectively)             (3,775)            (3,978)
Restricted stock                                              0                (14)
Accumulated other comprehensive income                      906                822
                                                   ------------       ------------
 Total stockholders' equity                              69,022             54,180
                                                   ------------       ------------
 Total liabilities and stockholders' equity        $  1,009,590       $    922,289
                                                   ============       ============

CONSOLIDATED STATEMENTS OF INCOME

                                                      THREE MONTHS ENDED                 YEAR ENDED
 (Unaudited)                                             DECEMBER 31,                    DECEMBER 31,
-------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)               2004            2003            2004            2003
-------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                      $     4,958      $     4,183     $    18,529     $    15,131
Interest and dividends on investment
securities:
Taxable interest income                               3,868            3,542          16,459          17,096
Non-taxable interest income                             938              908           3,596           2,775
Dividends                                               862              620           1,465             916
                                                -----------      -----------     -----------     -----------
Total interest income                                10,626            9,253          40,049          35,919
                                                -----------      -----------     -----------     -----------
INTEREST EXPENSE:
Interest on certificates of deposit
  $100,000 and over                                     740              106           1,278             461

Interest on other deposits                            1,445            1,679           6,137           6,712
Interest on borrowings                                1,832            1,388           6,553           5,553
                                                -----------      -----------     -----------     -----------
Total interest expense                                4,017            3,173          13,968          12,726
                                                -----------      -----------     -----------     -----------

Net interest income                                   6,609            6,080          26,081          23,193
Provision for loan losses                               137              260             752             522
                                                -----------      -----------     -----------     -----------
Net interest income after provision
  for loan losses                                     6,472            5,820          25,329          22,671
                                                -----------      -----------     -----------     -----------
OTHER INCOME:
Service charges, commissions and fees                   477              444           1,948           1,683
Other income                                            155               37             499             457
Annuity & Insurance                                      34               43              59              43
Bank Owned Life Insurance                               188              171             734             798
Gain (Loss) on securities sold                           (9)              46             148             266
                                                -----------      -----------     -----------     -----------
TOTAL OTHER INCOME                                      845              741           3,388           3,247
                                                -----------      -----------     -----------     -----------
Other expense:
Salaries and employee benefits                        2,177            2,591          10,140          10,425
Occupancy, net                                          466              470           1,943           1,835
Premises and equipment                                  475              430           1,852           1,708
Stationery and printing                                 116              123             539             559
Marketing and advertising                               121              124             529             533
Other                                                 1,471              837           4,468           3,276
                                                -----------      -----------     -----------     -----------
TOTAL OTHER EXPENSE                                   4,826            4,575          19,471          18,336
                                                -----------      -----------     -----------     -----------
Income before income tax expense                      2,491            1,986           9,246           7,582
Income tax expense                                      392              275           1,624           1,163

Net income                                      $     2,099      $     1,711     $     7,622     $     6,419
                                                ===========      ===========     ===========     ===========

EARNINGS PER SHARE:
Basic                                           $      0.21           $0. 19     $      0.83     $      0.72
Diluted                                         $      0.21           $0. 19     $      0.82     $      0.71
Weighted average common shares outstanding:
Basic                                             9,917,283        8,904,684       9,218,933       8,899,164
Diluted                                           9,959,106        8,999,418       9,274,006       8,992,354
                                                ===========      ===========     ===========     ===========

All per common share amounts have been adjusted retroactively for common stock splits and common stock dividends impacting the periods presented.

AVERAGE STATEMENTS OF CONDITION WITH INTEREST AND AVERAGE RATES

                                                                                    YEAR ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------
                                                                   2004                              2003
------------------------------------------------------------------------------------------------------------------------
                                                                 INTEREST   AVERAGE                INTEREST    AVERAGE
(TAX-EQUIVALENT BASIS,                            AVERAGE        INCOME/     YIELD/    AVERAGE      INCOME/     YIELD/
 DOLLARS IN THOUSANDS)                            BALANCE        EXPENSE      RATE     BALANCE      EXPENSE      RATE
------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
Investment securities: (1)
    Taxable                                       $ 404,641     $  17,565    4.34%   $ 461,012     $  17,993    3.90%
    Non-taxable                                     110,225                  5.37%      72,914         4,231    5.80%
 Loans, net of unearned income (2)                  365,104        18,529    5.07%     276,457        15,131    5.47%
                               --                 ---------        ------    ----    ---------        ------    ----
    Total interest-earning assets                 $ 879,970        42,013    4.77%   $ 810,383        37,355    4.61%
                                                  =========        ======    ====    =========        ======    ====

Non-interest earning assets
    Cash and due from banks                          20,006                             21,720
    BOLI                                             16,857                             14,390
    Other assets                                     28,220                             27,617
    Allowance for possible loan losses               (3,414)                            (2,664)

   Total non-interest earning assets                 61,669                             61,063
                                                  ---------                          ---------
   Total assets                                   $ 941,639                          $ 871,446
                                                  =========                          =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
    Money market deposits                         $  95,071           978    1.03%   $  94,579         1,024    1.08%

    Savings deposits                                139,406         1,368   0.978      153,856         1,877    1.22%

    Time deposits                                   181,094         4,560    2.52%     147,941         3,881    2.62%

    Other interest - bearing deposits                77,203           509    0.66%      70,522           391    0.55%
    Short-term  Borrowings                          241,536         5,811    2.41%     216,615         5,058    2.34%
 Subordinated Debentures                             15,465           742    4.95%      10,466           495    4.88%
                               --                 ---------        ------    ----    ---------        ------    ----
    Total interest-bearing liabilities              749,775        13,968    1.86%     693,979         9,553    1.83%
                                                  =========        ======    ====    =========        ======    ====

Non-interest-bearing liabilities:

    Demand deposits                                 127,617                            120,607
    Other non-interest-bearing deposits                 763                                422
    Other liabilities                                 5,630                              4,479
                                                  ---------                          ---------
    Total non-interest-bearing  liabilities         134,010                            125,508
                                                  =========                          =========
Stockholders' equity                                 57,854                             51,959
                                                  ---------                          ---------
    Total liabilities and stockholders' equity    $ 941,639                          $ 871,446
                                                  ---------                          ---------
 Net interest income (tax-equivalent basis)                     $  28,045                          $  24,629
                                                                ---------                          ---------

 Net Interest Spread                                                         2.91%                              2.78%
                                                                             ----                               ----
 Net interest income as percent
    of earning-assets (net interest margin)                                  3.19%                              3.04%
                                                                             ----                               ----


 Tax equivalent adjustment (3)                                     (1,964)                            (1,436)
                                                                ---------                          ---------
 Net interest income                                            $  26,081                          $  23,193
                                                                =========                          =========

(1) Average balances for available-for-sale securities are based on amortized cost
(2)   Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent

AVERAGE STATEMENTS OF CONDITION WITH INTEREST AND AVERAGE RATES

                                                                        THREE MONTH PERIOD ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                                         2004                              2003
-----------------------------------------------------------------------------------------------------------------------------
                                                                     INTEREST     AVERAGE                INTEREST    AVERAGE
(TAX-EQUIVALENT BASIS,                                    AVERAGE     INCOME/      YIELD/     AVERAGE     INCOME/     YIELD/
 DOLLARS IN THOUSANDS)                                    BALANCE     EXPENSE       RATE     BALANCE     EXPENSE       RATE
-----------------------------------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
Investment securities: (1)
    Taxable                                               $ 394,653   $   4,424   4.48%      $ 407,109   $   4,159     4.09%
    Non-taxable                                             153,971       1,823   4.74%         95,763       1,380     5.76%
 Loans, net of unearned income (2)                          380,287       4,958   5.22%        331,017       4,183     5.05%
                                                          ---------   ---------   ----       ---------   ---------     ----
Total interest-earning assets                               928,911      11,205   4.83%      $ 833,889       9,722     4.66%
                                                          ---------   ---------   ----       ---------   ---------     ----
Non-interest earning assets
    Cash and due from banks                                  21,580                             21,006
    BOLI                                                     17,735
                                                                                                14,509
    Other assets                                             29,526
                                                                                                26,456
    Allowance for possible loan losses                       (3,724)                            (2,829)
                                                          ---------                          ---------
 Total non-interest earning assets                           65,117                             59,142
                                                          ---------                          ---------
Total assets                                              $ 994,028                          $ 893,031
                                                          =========                          =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
    Money market deposits                                 $  88,746         250   1.13%      $  99,080         245     0.99%

    Savings deposits                                        132,680         341   1.03%        149,227         415     1.11%

    Time deposits                                           226,353       1,403   2.48%        158,031       1,045     2.65%

    Other interest - bearing deposits                        87,173         191   0.88%         73,708          80     0.43%

    Short-term  Borrowings                                  236,810       1,625   2.74%        220,677       1,260     2.28%

    Subordinated Debentures                                  15,465         207   5.52%         10,927         128     4.83%
                                                          ---------                          ---------   ---------     ----
    Total interest-bearing liabilities                      787,227       4,017   2.04%        711,650       3,173     1.78%
                                                          ---------                          ---------   ---------     ----

Non-interest-bearing liabilities:

    Demand deposits                                         132,266                            126,160
    Other non-interest-bearing deposits                         338                                332
    Other liabilities                                         6,293                              3,372
                                                          ---------                          ---------
    Total non-interest-bearing  liabilities                 138,897                            129,864
                                                          ---------                          ---------
    Stockholders' equity                                     67,904                             51,517
                                                          ---------                          ---------
    Total liabilities and stockholders' equity            $ 994,028                          $ 893,031
                                                          ---------   ---------              ---------   ---------
    Net interest income (tax-equivalent basis)                        $   7,188                          $   6,549
                                                                      ---------   ----                  ---------      ----
    Net Interest Spread                                                           2.79%                                2.88%
                                                                                  ----                                 ----
   Net interest income as percent
     of earning-assets (net interest margin)                                      3.10%                                3.14%
                                                                      ---------   ----                   ---------     ----
    Tax equivalent adjustment (3)                                          (579)                              (469)
                                                                      ---------                          ---------
    Net interest income                                               $   6,609                          $   6,080
                                                                      =========                          =========


(1) Average balances for available-for-sale securities are based on amortized cost
(2)   Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent